Exhibit (a)(1)(x)

Dear Domino’s Pizza Optionholder:

We are happy to inform you that we have received a favorable tax ruling from the Dutch tax authorities relating to your participation in the Domino’s Pizza Stock Option Exchange Program. If you decide to participate in the Stock Option Exchange Program, you will not be subject to tax relating to the exchange of your currently held eligible options, vested or unvested, as of the date of the exchange for the replacement options to be granted after you elect to participate in the Stock Option Exchange Program.

If you decide to participate in the Stock Option Exchange Program, you will be subject to tax when you exercise the replacement options based on the difference, or spread, between the fair market value of the common stock of Domino’s Pizza shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread, subject to the applicable contribution ceiling.

In order to participate in the Stock Option Exchange Program, you will need to provide written confirmation of the consent agreement from the Dutch tax authorities. To do this, please sign and return the attached consent agreement via PDF to optionexchange@dominos.com or fax to (866-886-3242) before 9:00 a.m. Eastern Time on Monday, May 4, 2009.

Please email optionexchange@dominos.com with any questions.

Thank you.

DOMINO’S PIZZA OVERSEAS FRANCHISING B.V. AGREEMENT ON DUTCH TAX

AND SOCIAL SECURITY CONTRIBUTIONS

FOR EMPLOYEES ELECTING TO PARTICIPATE IN EXCHANGE PROGRAM

An employer-employee relationship is in effect between [NAME OF EMPLOYEE] (hereinafter to be referred to as the “Employee”) and Domino’s Pizza Overseas Franchising B.V. (hereinafter jointly to be referred to as the “Employer”).

The Employer’s parent company, Domino’s Pizza, Inc., has offered Employee the right to participate in an stock option exchange pursuant to the terms and conditions that are described in the Domino’s Pizza, Inc.’s Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock For Replacement Options to Purchase Common Stock (hereinafter to be referred to as the “Exchange Program”).

If Employee decides to participate in the Exchange Program on or prior to May 4, 2009 (the “Expiration Date of the Exchange Program”), Domino’s Pizza, Inc. will grant the Employee a certain number of stock options over shares of Domino’s Pizza, Inc. common stock (hereinafter to be referred to as “Rights”) under the Domino’s 2004 Equity Incentive Plan. The Rights are granted in exchange for eligible stock options over shares of Domino’s Pizza, Inc. common stock previously granted under the Domino’s 2004 Equity Incentive Plan, as amended (“Exchanged Options”).

On April 14, 2009, the Employer received confirmation of the Dutch Tax Authorities about the consequences of the Exchange Program for Dutch tax and social security purposes. The Dutch Tax Authorities confirmed that no Dutch taxes and/or social security contributions are due in connection with the Exchange Program provided that:

(i)	no loss and/or refund is claimed for Dutch wage and/or personal income tax purposes by the Employee and/or the Employer with respect to Exchanged Options that are voluntarily surrendered pursuant to the Exchange Program;

(ii)	the full gain derived from exercising of the Rights and issuance of Domino’s common stock deriving from the Exchange Program constitutes taxable wages for both Dutch tax and social security purposes, and

(iii)	the Employer informs the competent inspector of the Dutch Tax Authorities about this agreement as soon as possible following the Expiration Date of the Exchange Program by sending him or her a copy of this agreement.

By signing this agreement or otherwise electing to participate in the Exchange Program in accordance with its terms, both the Employer and the Employee unconditionally accept the terms and conditions of the Dutch Tax Authorities’ confirmation of the tax and social security treatment, as described above.

Agreed in                      on                     .

Domino’s Pizza Overseas Franchising B.V.	[NAME OF EMPLOYEE]
[OFFICER]	[ADDRESS]
LVN:	Social Security Number: